FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
February 3, 2011	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie A. Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 4th QUARTER AND FULL YEAR 2010 NET INCOME

COMMERCIAL LOAN GROWTH CONTINUES AT STRONG PACE

NONPERFORMING ASSETS PERCENTAGE STABLE; LEADING CREDIT
QUALITY INDICATORS CONTINUE TO IMPROVE

WILMINGTON, Del., WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, reported net income of $14.1 million or $1.46 per diluted common share for the full year of 2010, a significant improvement compared to breakeven net income or a loss per common share of $0.30 (after payment of preferred stock dividends) for 2009.

For the fourth quarter of 2010, WSFS reported net income of $2.1 million or $0.16 per diluted common share compared to net income of $8.2 million or $0.94 per diluted common share for the third quarter of 2010.  The decline in the linked-quarter earnings is primarily due to two large gains included in the third quarter of 2010 earnings and two large charges included in the fourth quarter of 2010 earnings, discussed later in “Notable items.” Both 2010 quarters were improved from the breakeven net income or a loss per common share of $0.09 (after payment of preferred stock dividends) for the fourth quarter of 2009.

Highlights:

•
WSFS successfully completed the acquisition of Christiana Bank & Trust (CBT) on December 3, 2010, adding $106.2 million in loans, $173.8 million in customer deposits and more than $7 billion in assets under management or administration.

•	Net interest margin increased to 3.63% in the fourth quarter, up two basis points from 3.61% in the third quarter 2010 and up 15 basis points from 3.48% in the fourth quarter 2009.
•
Asset quality metrics showed continued stabilization as the ratio of nonperforming assets to total assets increased slightly to 2.35% at December 31, 2010 from 2.33% at September 30, 2010.  Importantly, leading indicators continued to improve.  Delinquencies as a percentage of total loans improved 21 basis points to 2.39% at December 31, 2010 from 2.60% at September 30, 2010.  Further, Problem Loan levels also continued to decline, down 3% from September 30, 2010, 14% from December 31, 2009 levels and 20% from their peak in this cycle in the first quarter of 2010.

•	WSFS announced a quarterly common dividend of $0.12 per share.

Notable items:

•
As anticipated, during the fourth quarter of 2010, the Company recorded $1.4 million of pre-tax costs ($0.10 per diluted common share) related to the acquisition and integration of CBT.  And, as it prepared for the integration, the Company sold all of its remaining downgraded sub-investment grade securities and recorded a $1.0 million net loss ($0.07 per diluted common share).  Net securities gains for the full year 2010 were $1.0 million or $0.08 per diluted common share.

•	In comparison, the third quarter of 2010 included a large loss recovery of $4.5 million ($0.38 per diluted common share) and net securities gains of $1.8 million ($0.14 per diluted common share).
•
WSFS recorded $9.9 million of provision for loan losses, its fifth consecutive quarterly reduction in the provision, a slight improvement from $10.0 million in the third quarter of 2010 and a favorable improvement from $12.7 million in the fourth quarter of 2009.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, "I believe 2010 will be viewed as a pivotal year in WSFS’ storied 179 year history.

“During 2010 we began recovering from the Great Recession, rebounded to profitability, grew organically, successfully executed a strategic acquisition and market expansion, and positioned WSFS for significant future growth as THE community bank in our markets.

“In 2010 nonperforming assets were contained and stabilized.  Importantly, problem loans, a leading indicator of asset quality, declined 20 percent from their high point in the first quarter 2010 and delinquencies have shown improvement from that point as well.  Furthermore, construction loans are down to 5 percent of total loans, with the challenging residential construction and land loans now less than 3 percent of total loans.  Moreover, due to market improvements and portfolio management, more than 95 percent of our previously downgraded investments have been exited, at a net gain on sales of securities for 2010.  Finally, our reserves and capital were significantly enhanced through our own earnings performance and a successful capital raise in August 2010.  Our tangible common equity ratio is now a very strong 7.2 percent and our total risk-based capital ratio is equally strong at 13.6 percent.

“At the same time, areas of the Bank we wanted to grow, grew strongly.   Business loans (C & I) were up 11 percent, consumer mortgage banking revenue was up 37 percent, customer funding grew 16 percent and our 2010 net interest margin grew 32 basis points over 2009. Our Cash Connect ATM and Cypress Capital asset management units both had one of the best years in their histories.   Our strategic and accretive acquisition of Christiana Bank & Trust not only expanded our banking market share in Delaware, but also added a full-service trust organization with a solid national reputation, which serves to strengthen and diversify our fiduciary fee income.  We also significantly expanded our presence in nearby Southeastern Pennsylvania, serving disrupted markets there.

“These accomplishments were all achieved as a result of our corporate strategy: ‘Engaged Associates delivering Stellar Service to create Customer Advocates, resulting in a high-performing very profitable company’, a strategy we have been continuously working on for ten years now.  That strategy saw WSFS for the second year in a row named the #1 ‘Top Workplace’ in the State of Delaware by an independent survey sponsored by our statewide newspaper; and also saw our Customer Engagement scores again achieving world-class rankings as measured by the Gallup Organization.

“Finally, and most importantly, in 2011 we still have work to do and opportunity to pursue.  We are now positioned to be by far, the oldest and largest, full-service bank and trust company headquartered in Delaware, and, we believe, the bank of choice in our markets.  We will rise to the related responsibilities to serve our customers and communities even better.  As a result we expect to earn meaningful market share gains in 2011 and beyond.”

Fourth Quarter 2010 Discussion of Financial Results

Net interest margin growth

The net interest margin for the fourth quarter of 2010 increased 2 basis points to 3.63% from the 3.61% reported for the third quarter of 2010.  Net interest income for the fourth quarter was $30.5 million, an increase from the $30.2 million reported during the third quarter.  Net interest income increased $2.4 million, or 8%, and the net interest margin increased 15 basis points over the percentage reported for the fourth quarter of 2009.

The linked-quarter increase in net interest margin and net interest income is primarily attributable to the completed acquisition of CBT and continued positive trends in the mix and cost of funding for the Bank.  These were partially offset by a decline in the securities portfolio average yield as a result of sales and re-investment in the portfolio.

Customer funding increased $128.1 million from September 30, 2010

The Company’s customer funding continued to show growth during the quarter.  Excluding the expected lift from the CBT acquisition and adjusting for normal seasonal declines in a few public fund accounts, growth in core deposits continued.

Total customer funding was $2.6 billion at December 31, 2010, and increased $128.1 million or 5% (21% annualized) over levels reported at September 30, 2010.  The linked-quarter increase in deposits was driven by $173.8 million (fair market value) of customer deposits added through the acquisition of CBT.  Offsetting more granular organic growth in deposits was the seasonal decrease in a few public fund accounts (primarily municipalities and school districts) of $49.0 million and a $16.3 million decrease in customer sweep accounts.

Customer funding increased $363.5 million, or 16%, over balances at December 31, 2009.  Nearly all of this growth was in core deposit accounts and included the $173.8 million increase from the CBT acquisition.

As a result of deposit growth, the loans to total customer funding ratio at December 31, 2010 was 98%, besting the Company’s 2012 Strategic Plan goal of 100% well ahead of schedule.  This level is a significant improvement from 110% at the end of 2009 and a high of 141% in the first quarter of 2008.

The following table summarizes current customer funding balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	December 31, 2010		September 30, 2010		December 31, 2009

Noninterest demand	$468,098	18%	$442,017	18%	$431,476	19%
Interest-bearing demand	312,546	12	283,701	11	265,719	12
Savings	255,340	10	243,320	10	224,921	10
Money market	743,808	28	663,201	27	550,638	24
Total core deposits	1,779,792	68	1,632,239	66	1,472,754	65
Customer time	781,976	30	785,204	31	742,474	33
Total customer deposits	2,561,768	98	2,417,443	97	2,215,228	98
Customer sweep accounts	61,606	2	77,867	3	44,654	2
Total customer funding	$2,623,374	100%	$2,495,310	100%	$2,259,882	100%

Net loans

In addition to the expected increases in net loans from the CBT acquisition, the Company continued to significantly build its Commercial (C&I) and Commercial Real Estate (CRE) loan portfolios.  Partially offsetting these increases were intentional reductions in construction loans and residential mortgages.

Total net loans of $2.6 billion at December 31, 2010, increased $103.3 million compared to the prior quarter end. This increase was mainly due to $106.2 million (fair market value) of loans acquired in the CBT acquisition.  Excluding the balances acquired with CBT, CRE and C&I loans had organic growth of $27.9 million and $26.3 million (21% and 9% annualized growth rates), respectively, from September 30, 2010.  Loan growth was bolstered by eight recently-added seasoned lending professionals who helped the Company continue to win customers in its Delaware and Southeastern Pennsylvania markets.  As in recent quarters, this growth was offset by intentional declines of $42.9 million in construction loan balances during the fourth quarter of 2010, which now total only $140.7 million or 5% of total loans, and $12.1 million in residential mortgage loans, stemming from refinancing and mortgage banking activity.

Net loans increased $96.7 million compared to December 31, 2009.  This increase included the loans acquired from the CBT acquisition discussed above.  Similar to the linked-quarter comparison and excluding the balances acquired with CBT, total commercial loans grew $53.1 million, or 3%, over the prior year despite intentional declines of $90.6 million, or 39%, in construction loans.  The increase in commercial loans was also partially offset by a $34.3 million decline in residential mortgage loans.

The following table summarizes current loan balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	December 31, 2010		September 30, 2010		December 31, 2009
Commercial & industrial	$1,238,046	48%	$1,187,202	48%	$1,119,124	45%
Commercial real estate	621,998	24	543,005	22	521,440	21
Construction (1)	140,659	5	183,574	7	231,269	10
Total commercial loans	2,000,703	77	1,913,781	77	1,871,833	76
Residential mortgage	325,018	13	337,077	14	359,282	14
Consumer	310,508	12	286,161	12	301,486	12
Allowance for loan losses	(60,339)	(2)	(64,478)	(3)	(53,446)	(2)
Net Loans	$2,575,890	100%	$2,472,541	100%	$2,479,155	100%

(1) Includes $57.9 million of commercial, $68.7 million of residential and $14.1 million of owner-occupied construction loans

Asset quality leading indicators show improvement

During the quarter, asset quality showed stabilization and key leading indicators improved.  While nonperforming assets increased slightly, Problem Loans (all criticized,

classified and nonperforming loans and other real estate owned) and delinquency rates both continued to improve in the quarter.

The ratio of nonperforming assets to total assets increased to 2.35% from 2.33% for third quarter of 2010, the result of a small increase in nonperforming assets.  Nonperforming assets increased to $92.9 million as of December 31, 2010 from $88.5 million as of September 30, 2010.  The linked-quarter increase was primarily due to three relationships placed in nonaccrual status during the fourth quarter of 2010.  These additions were offset by the resolution of previously identified problem assets which also resulted in an increase in foreclosed assets (a subset of nonperforming assets) of $3.9 million.

Problem Loans decreased by 3% in the current quarter, 14% from year ago levels and 20% from their cycle high point in the first quarter of 2010, as the Company added significant resources during the cycle to proactively manage resolution of problem assets.

Total loan portfolio delinquencies (loans contractually past due 30 days or greater, including nonperforming loans) improved to $63.0 million, or 2.39% of total loans as of December 31, 2010, from $66.0 million, or 2.60%, as of September 30, 2010.  30-89 day delinquencies increased slightly from 0.94% to 1.00% during the quarter, and late-stage delinquencies improved substantially by 28 basis points from 1.66% to 1.38% of total loans during the same period.

The following table summarizes current loan portfolio delinquency compared to prior periods.

	At		At		At
(Dollars in thousands)	December 31, 2010		September 30, 2010		December 31, 2009

Total commercial loans	$40,984	2.03%	$41,805	2.16%	$33,959	1.79%
Residential mortgage	18,595	6.02	20,183	6.28	18,893	5.39
Consumer	3,372	1.09	4,032	1.42	2,994	1.00
Total Delinquency	$62,951	2.39%	$66,020	2.60%	$55,846	2.20%

As anticipated and discussed last quarter, fourth quarter 2010 net charge-offs of $14.0 million, or 2.21% (annualized), exceeded the provision for loan losses of $9.9 million as the Company resolved problem situations.  This figure represents an increase from net charge-offs of $7.8 million, or 1.23% (annualized), reported in the third quarter of 2010 and $11.6 million, or 1.82% (annualized), reported in the fourth quarter of 2009.

The ratio of the allowance for loan losses to total gross loans decreased 25 basis points and remains at a still substantial 2.30% (10 basis points of this decline is related to the acquisition of CBT as loans were acquired at their fair market value, adding loan balances with no allowance for loan losses).  Otherwise, this decline is indicative of the current point in the business cycle, as Problem Loan levels declined and the Company began to utilize its reserves built in prior quarters for the resolution of previously identified problem loans which have now become confirmed losses.

Investments

At December 31, 2010, the Company’s securities portfolio had a carrying value of $766.5 million, compared to $781.1 million at September 30, 2010. During the fourth quarter of 2010, the Company sold $62.2 million of mortgage-backed securities, as the Company rebalanced its credit, liquidity and interest rate positions for the CBT acquisition and cleared the portfolio of substantially all downgraded MBS.  At December 31, 2010, the Company held only two downgraded private label securities ($3.3 million fair value), rated just below AAA (and has since sold one at a small gain).  This is a significant improvement from 28 securities, with a fair value of $91.4 million, downgraded below AAA as of December 31, 2009. As a result, the Company recognized $1.0 million in net losses on sales of securities in the fourth quarter of 2010.  For the year, however, the Company was able to improve the credit quality of the portfolio while recognizing net securities gains of $1.0 million.  Further, over the twelve months ended December 31, 2010, the Company’s other comprehensive income (unrealized gains/losses on available-for-sale securities) also increased by $8.6 million (net of tax) as interest rates and credit market dynamics lifted the valuation of its short duration securities.

Noninterest income
     After excluding the impact of securities gains and losses and significant fiduciary income added with the acquisition of CBT, the Company’s noninterest income continues to increase, supported by fee growth from its mortgage banking activities and loan fees.  These increases along with other actions taken by the Company have lessened the impact of the 2010 Regulation E changes that reduced deposit service charges.

    During the fourth quarter of 2010, the Company earned noninterest income of $12.1 million compared to $14.4 million in the third quarter of 2010.  This decrease was mainly due to the fluctuation in securities gains and losses, as the Company had net losses of $1.0 million in the fourth quarter of 2010 compared to net gains of $1.8 million in the third quarter of 2010 and a $290,000 one-time gain on the sale of, and marketing partnership for, the Company’s merchant processing business also in the third quarter of 2010.  Excluding the impact of these items, noninterest income increased by $727,000, or 6%, over the period.  The linked-quarter was favorably impacted by an increase of $580,000 in fiduciary and investment management income during the fourth quarter of 2010 mainly due to the acquisition of CBT on December 3, 2010.  In addition, mortgage banking activities increased by $465,000 due to refinancing activity and a small bulk loan sale during the quarter.  Offsetting these increases was a $295,000 decrease in deposit services charges reflecting the first full quarter following the adoption of changes for Regulation E.  Debit/credit card and ATM fee income also decreased $208,000 during the period due to a reduction from summer ATM locations.

    Noninterest income in the fourth quarter of 2010 increased slightly from the $11.9 million reported during the fourth quarter of 2009.  The year-over-year comparison was also impacted by fluctuations in securities gains and losses as the Company had net losses of $1.0 million in the fourth quarter of 2010 compared to net gains of $238,000 in the fourth quarter of 2009.  Excluding the impact of these items, noninterest income increased by $1.4 million, or 12%.  This increase included additional income from mortgage banking activities of $895,000 and added fiduciary and investment management income of $681,000.  Credit/debit card and ATM fees increased by $378,000 due to increased transaction volume and franchise growth.  Finally, service charges on deposit accounts decreased by $529,000 as a result of changes in banking regulations during 2010 (Reg E), partially offset by growth in deposit accounts during the period.

Noninterest expense

    Noninterest expense for the fourth quarter of 2010 totaled $29.9 million compared to $22.1 million in the third quarter of 2010.  Impacting this increase was a $4.5 million ATM fraud recovery which was fully resolved in the third quarter of 2010 and $1.4 million of integration and conversion costs related to the acquisition of CBT during the fourth quarter of 2010 (a small amount of integration expenses are expected to carry over into early 2011).  Excluding these one-time items, noninterest expenses increased by $1.9 million, or 7%, compared to the third quarter of 2010.  Included in this increase was a $759,000 increase in loan workout and OREO expenses during the fourth quarter.  In addition, expenses increased during the fourth quarter of 2010 due to normal operational costs from CBT (mainly reflecting expected increases in salaries, benefits and other compensation and other operating expenses).  Further, salaries, benefits and other compensation increased during the fourth quarter due to a number of typical year-end reviews and analyses of the Company’s obligations under retirement plans and other personnel related expenses.

    Noninterest expenses also increased due to the recent growth efforts of the Company.  As mentioned in the CEO Outlook and Commentary, the Company recognizes there is significant opportunity in its markets and has begun to thoughtfully, but aggressively, invest to capitalize on these opportunities.  It is also reflected in costs related to five new, relocated or renovated branch locations the Company completed during 2010, as well as its preparation for several more new or renovated branches in 2011.  Expenses have also increased due to the hiring of eight seasoned commercial relationship managers during 2010 and related support staff.  As the Company executes on its expansion plans, additional costs for Associates, infrastructure and marketing are anticipated in 2011.

    Noninterest expense for the fourth quarter of 2010 increased from $27.6 million in the same period in 2009.  The fourth quarter of 2010 included one-time expenses related to the CBT acquisition of $1.4 million and the fourth quarter of 2009 included $1.2 million of professional fees related to the Company’s CORE efficiency program.  This program was substantially completed during 2010. Excluding these costs, noninterest expenses increased by $2.1 million, or 8%, over the fourth quarter of 2009.  Increases were recognized across a number of expense categories and reflect continuing expenses related to CBT operations during the fourth quarter of 2010 and significant growth in the Company over the past twelve months, as discussed above.  Partially offsetting these increases were loan workout and OREO expenses which decreased by $823,000 compared to the fourth quarter of 2009.

Capital management

    The Company’s capital decreased by $1.9 million to $367.8 million at December 31, 2010.  The decrease from September 30, 2010 was the result of dividend payments and a decline in unrealized gains on available-for-sale securities related to a steepening yield curve, more than offsetting earnings during the fourth quarter of 2010.

    Tangible common book value per share was $33.03 at December 31, 2010, and decreased $2.79, or 8%, from the $35.82 reported at September 30, 2010.  The Company’s tangible common equity ratio decreased 86 basis points to 7.18% at the end of the fourth quarter.  The decline in these capital statistics reflects the expected decrease in tangible capital from the CBT acquisition.

    At December 31, 2010, the Bank’s core capital ratio of 9.49%, Tier 1 capital ratio of 12.36% and total risk-based capital ratio of 13.62%, all increased from last quarter as WSFS’ holding company contributed $20 million of cash and capital to the Bank to support the previously mentioned growth plans.  There is an additional $20 million in cash remaining at the holding company as of December 31, 2010.  All Bank capital ratios continue to remain substantially in excess of “well-capitalized” regulatory benchmarks, the highest regulatory capital level.

    The Board of Directors approved a quarterly cash dividend of $0.12 per common share.  This dividend will be paid on February 25, 2011, to shareholders of record as of February 11, 2011.

Niche businesses (included in above results)

The Cash Connect division is a premier provider of ATM vault cash and related services in the United States.  Cash Connect services more than $339 million in vault cash in more than 10,000 non-bank ATMs nationwide and also operates 332 ATMs for WSFS Bank, by far the largest branded ATM network in Delaware.  Cash Connect recorded $3.2 million in net revenue (fee income less funding costs) during the fourth quarter which was primarily comprised of interest rate-sensitive bailment fees, and represented a seasonal decrease of $306,000 compared to the third quarter of 2010 and an increase of $68,000 compared to the fourth quarter of 2009.  Noninterest expenses were $1.9 million during the fourth quarter of 2010, a decrease of $315,000 from the third quarter of 2010 (excluding the previously disclosed ATM fraud recovery of $4.5 million in the third quarter of 2010) and an increase of $113,000 from the fourth quarter of 2009, due to growth and seasonal fluctuations related to this business.  As a result, Cash Connect reported pre-tax income of $1.3 million for each of the fourth quarter of 2010, the third quarter of 2010 (adjusted for the ATM fraud recovery) and the fourth quarter of 2009.

Income taxes

The Company recorded a $715,000 income tax provision in the fourth quarter of 2010 compared to an income tax provision of $4.3 million in the third quarter of 2010.  The Company’s effective tax rate was 25.6% for the fourth quarter and 34.4% during the third quarter of 2010.  The decrease in the effective tax rate reflects the impact of the Company’s tax-exempt income on lower pre-tax income in the fourth quarter.

Fourth Quarter 2010 Earnings Release Conference Call

Management will conduct a conference call to review this information at 1:00 p.m. Eastern Standard Time (EST) on Friday, February 4, 2011.  Interested parties may listen to this call by dialing 1-877-312-5857.  A rebroadcast of the conference call will be available two hours after the completion of the conference call, until February 11, 2011, by calling 1-800-642-1687 and using Conference ID 38907902.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.0 billion in assets on its balance sheet and $7.1 billion in trust assets under administration. WSFS has 42 offices located in Delaware (35), Pennsylvania (5), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect. Serving the Delaware Valley since 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

* * *
Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements, which are based on various assumptions (some of which may be beyond the Company’s control) are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those currently anticipated.  Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of its financial assets; changes in government regulation affecting financial institutions and potential expenses associated therewith; changes resulting from the Company’s participation in the CPP including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans; and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended			Twelve months ended
	Dec 31,	Sept 30,	Dec 31,	Dec 31,	Dec 31,
	2010	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$31,850	$31,664	$32,235	$126,347	$128,248
Interest on mortgage-backed securities	7,842	8,699	7,841	35,212	28,560
Interest and dividends on investment securities	120	216	(122)	838	922
Other interest income	-	-	-	6	-
	39,812	40,579	39,954	162,403	157,730
Interest expense:
Interest on deposits	5,442	5,590	6,959	23,097	30,389
Interest on Federal Home Loan Bank advances	2,940	3,818	3,940	14,752	18,306
Interest on trust preferred borrowings	343	370	348	1,390	1,797
Interest on other borrowings	634	624	627	2,493	2,594
	9,359	10,402	11,874	41,732	53,086

Net interest income	30,453	30,177	28,080	120,671	104,644
Provision for loan losses	9,903	9,976	12,678	41,883	47,811

Net interest income after provision for loan losses	20,550	20,201	15,402	78,788	56,833

Noninterest income:
Credit/debit card and ATM income	4,776	4,984	4,398	18,947	16,522
Deposit service charges	3,858	4,153	4,387	16,239	16,881
Fiduciary & investment management income	1,595	1,015	914	4,761	3,540
Loan fee income	1,027	626	904	3,042	4,857
Mortgage banking activities, net	1,111	646	216	2,256	1,646
Bank owned life insurance income	136	181	240	732	917
Securities (losses) gains, net	(993)	1,756	238	1,031	3,423
Other income	603	1,064	638	3,107	2,455
	12,113	14,425	11,935	50,115	50,241
Noninterest expenses:
Salaries, benefits and other compensation	13,456	12,237	11,620	49,790	48,133
Occupancy expense	2,513	2,402	2,421	9,748	9,664
FDIC expenses	1,782	1,829	1,179	7,016	7,064
Loan workout and OREO expense	1,667	908	2,490	6,544	5,920
Equipment expense	1,660	1,648	1,670	6,422	6,803
Professional fees	1,561	1,609	2,085	5,460	5,892
Acquisition costs	1,366	143	-	1,677	-
Data processing and operations expense	1,047	1,096	1,296	4,588	4,743
Marketing expense	881	703	894	3,193	3,304
Non-routine ATM recovery	-	(4,491)	-	-	-
Other operating expenses	3,935	4,008	3,951	14,894	16,981
	29,868	22,092	27,606	109,332	108,504

Net income (loss) before taxes	2,795	12,534	(269)	19,571	(1,430)
Income tax provision (benefit)	715	4,312	(307)	5,454	(2,093)
Net income	2,080	8,222	38	14,117	663
Dividends on preferred stock and accretion	694	692	692	2,770	2,590
Net income (loss) allocable to common stockholders	$1,386	$7,530	$(654)	$11,347	$(1,927)

Diluted earnings per common share:
Net income (loss) allocable to common stockholders	$0.16	$0.94	$(0.09)	$1.46	$(0.30)

Weighted average common shares outstanding for diluted EPS	8,650,382	8,030,747	7,077,649	7,786,387	6,428,889

Performance Ratios:
Return on average assets (a)	0.22%	0.87%	NM*	0.37%	0.02%
Return on average equity (a)	2.23	9.45	0.05%	4.21	0.24
Net interest margin (a)(b)	3.63	3.61	3.48	3.62	3.30
Efficiency ratio (c)	69.72	49.23	68.52	63.61	69.56
Noninterest income as a percentage of total revenue (b)	28.27	32.14	29.62	29.16	32.21
See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION
(Dollars in thousands)
(Unaudited)	Dec 31,	Sept 30,	Dec 31,
	2010	2010	2009
Assets:
Cash and due from banks	$49,085	$63,564	$55,756
Cash in non-owned ATMs	327,420	271,168	264,903
Investment securities (d)(e)	52,451	48,922	45,517
Other investments	37,790	39,369	40,395
Mortgage-backed securities (d)	713,358	731,644	681,242
Net loans (f)(g)(n)	2,575,890	2,472,541	2,479,155
Bank owned life insurance	64,243	60,850	60,254
Other assets	133,281	110,812	121,285
Total assets	$3,953,518	$3,798,870	$3,748,507
Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$468,098	$442,017	$431,476
Interest-bearing deposits	2,093,670	1,975,426	1,783,752
Total customer deposits	2,561,768	2,417,443	2,215,228
Brokered deposits	249,006	251,326	346,643
Total deposits	2,810,774	2,668,769	2,561,871

Federal Home Loan Bank advances	488,959	445,201	613,144
Other borrowings	258,647	274,878	241,665
Other liabilities	27,316	40,318	30,027

Total liabilities	3,585,696	3,429,166	3,446,707

Stockholders' equity	367,822	369,704	301,800

Total liabilities and stockholders' equity	$3,953,518	$3,798,870	$3,748,507

Capital Ratios:
Equity to asset ratio	9.30%	9.73%	8.05%
Tangible equity to asset ratio	8.52	9.42	7.73
Tangible common equity to asset ratio	7.18	8.04	6.31
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	9.49	8.91	8.67
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	12.36	11.55	11.02
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	13.62	12.80	12.24

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$76,767	$75,803	$65,941
Troubled debt restructuring (accruing)	7,107	7,510	7,274
Assets acquired through foreclosure	9,024	5,145	8,945
Total nonperforming assets	$92,898	$88,458	$82,160

Past due loans (i)	$465	$860	$1,423

Allowance for loan losses	$60,339	$64,478	$53,446

Ratio of nonperforming assets to total assets	2.35%	2.33%	2.19%
Ratio of allowance for loan losses to total gross
loans (j)	2.30	2.55	2.12
Ratio of allowance for loan losses to nonaccruing
loans (k)	63	63	63
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	2.21	1.23	1.82
Ratio of year-to-date net charge-offs
to average gross loans (a)(f)	1.39	1.11	1.01

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET
(Dollars in thousands)
(Unaudited)	Three months ended
		Dec 31, 2010			Sept 30, 2010			Dec 31, 2009
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$734,177	$8,680	4.73%	$733,562	$8,587	4.68%	$765,210	$8,947	4.68%
Residential real estate loans (n)	333,784	4,103	4.92	341,033	4,275	5.01	367,079	4,831	5.26
Commercial loans	1,198,072	15,460	5.14	1,176,232	15,236	5.16	1,118,137	14,668	5.23
Consumer loans	292,633	3,607	4.89	290,346	3,566	4.87	303,354	3,789	4.96
Total loans (n)	2,558,666	31,850	5.02	2,541,173	31,664	5.03	2,553,780	32,235	5.09
Mortgage-backed securities (d)	738,266	7,842	4.25	743,832	8,699	4.68	618,264	7,841	5.07
Investment securities (d)(e)	51,495	120	0.93	47,173	216	1.83	46,887	(122)	(1.04)
Other interest-earning assets (o)	39,417	-	-	39,920	-	-	40,284	-	-
Total interest-earning assets	3,387,844	39,812	4.73	3,372,098	40,579	4.85	3,259,215	39,954	4.94

Allowance for loan losses	(63,560)			(64,428)			(51,513)
Cash and due from banks	73,953			57,328			57,709
Cash in non-owned ATMs	264,720			269,529			237,898
Bank owned life insurance	61,921			60,732			60,097
Other noninterest-earning assets	103,297			98,863			93,765
Total assets	$3,828,175			$3,794,122			$3,657,171

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$281,658	$114	0.16%	$263,428	$102	0.15%	$240,728	$134	0.22%
Money market	681,101	990	0.58	628,124	1,016	0.64	542,327	1,399	1.02
Savings	248,367	132	0.21	242,831	127	0.21	223,732	118	0.21
Customer time deposits	775,036	3,905	2.00	772,900	3,906	2.00	743,560	4,705	2.51
Total interest-bearing customer deposits	1,986,162	5,141	1.03	1,907,283	5,151	1.07	1,750,347	6,356	1.44
Brokered deposits	256,121	301	0.47	295,948	439	0.59	334,018	603	0.72
Total interest-bearing deposits	2,242,283	5,442	0.96	2,203,231	5,590	1.01	2,084,365	6,959	1.32

FHLB of Pittsburgh advances	452,717	2,940	2.54	515,259	3,818	2.90	559,414	3,940	2.76
Trust preferred borrowings	67,011	343	2.00	67,011	370	2.16	67,011	348	2.03
Other borrowed funds	202,197	634	1.25	187,124	624	1.33	185,755	627	1.35
Total interest-bearing liabilities	2,964,208	9,359	1.26	2,972,625	10,402	1.40	2,896,545	11,874	1.64

Noninterest-bearing demand deposits	458,327			446,741			415,567
Other noninterest-bearing liabilities	32,966			26,698			36,334
Stockholders' equity	372,674			348,058			308,725
Total liabilities and stockholders' equity	$3,828,175			$3,794,122			$3,657,171

Excess of interest-earning assets
over interest-bearing liabilities	$423,636			$399,473			$362,670

Net interest and dividend income		$30,453			$30,177			$28,080

Interest rate spread			3.47%			3.45%			3.30%

Net interest margin			3.63%			3.61%			3.48%

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended			Twelve months ended
	Dec 31,	Sept 30,	Dec 31,	Dec 31,	Dec 31,
	2010	2010	2009	2010	2009

Stock Information:

Market price of common stock:
High	$50.90	$38.27	$29.80	$50.90	$48.49
Low	36.60	34.43	24.70	25.28	17.34
Close	47.44	37.51	25.63	47.44	25.63
Book value per common share	43.15	43.51	42.63
Tangible book value per common share	39.15	41.96	40.70
Tangible common book value per common share	33.03	35.82	33.27
Number of common shares outstanding (000s)	8,525	8,497	7,080
Other Financial Data:
One-year repricing gap to total assets (m)	5.26%	5.41%	(1.97)%
Weighted average duration of the MBS portfolio	2.1 years	2.5 years	2.4 years
Unrealized gains (losses) on securities available-for-sale, net of taxes	$6,995	$9,958	$(1,567)
Number of Associates (FTEs)	695	660	643
Number of offices (branches, LPO's and operations centers)	42	40	41
Number of WSFS owned ATMs	332	336	364

Notes:

(a) Annualized.
(b) Computed on a fully tax-equivalent basis.
(c) Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d) Includes securities available-for-sale at fair value.
(e) Includes reverse mortgages.
(f) Net of unearned income.
(g) Net of allowance for loan losses.
(h) Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i) Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j) Excludes loans held-for-sale.
(k) Includes general reserves only.
(l) Nonperforming loans are included in average balance computations.
(m) The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n) Includes loans held-for-sale.
(o) The FHLB has suspended dividend payments as of December 31, 2008.
*NM = not meaningful